Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the 'Registration Statement") of our report dated January 19, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report to Shareholders of Spectrum Growth Fund, Spectrum Income Fund, and Spectrum International Fund (comprising T. Rowe Price Spectrum Funds, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2001